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Exhibit 4.4

State of Utah Department of Commerce Division of Corporations and Commerce Code
I Hereby certify that the foregoing has been filed and approved on the 7th day of June, '96 in the office of this Division and hereby issue this Certificate thereof.		ARTICLES OF AMENDMENT TO ARTICLES OF INCORPORATION OF MERIT MEDICAL SYSTEMS, INC.
Examiner BS Date 6/7/96
[SEAL]	KORLA T. WOODS
KORLA T. WOODS Division Director

        Pursuant to the provisions of the Utah Revised Business Corporation Act, the undersigned corporation (the "Corporation") hereby adopts the following Articles of Amendment to its Articles of Incorporation:

        1.     The name of the Corporation is MERIT MEDICAL SYSTEMS, INC.

        2.     The text of each amendment adopted is as follows:

            (a)   A new Article XII shall be added to read in its entirety as follows:

ARTICLE XII
Vote Required to Approve Fundamental Changes

            As to the following matters, the affirmative vote of two-thirds of the shares entitled to vote shall be required to approve any proposed shareholder action which otherwise requires shareholder approval under the Utah Revised Business Corporation Act: (a) to merge or consolidate the corporation with or into another corporation; (b) to sell, exchange, transfer or otherwise dispose of all or substantially all of the corporation's property and assets; (c) to dissolve or liquidate the corporation; or (d) to amend, change or delete this Article XII from the Articles of Incorporation.

        3.     The foregoing amendment to the Articles of Incorporation was adopted by the Board of Directors of the Corporation on April 15, 1996 and by the shareholders of the Corporation on May 30, 1996.

        4.     The foregoing amendment to the Articles of Incorporation was not adopted by the Board of Directors without shareholder action.

        5.     The foregoing amendment to the Articles of Incorporation was approved by the shareholders as follows:

  (a)
  the designation of the voting group which voted on the amendment was Common Stock; the number of shares of Common Stock outstanding and the number of votes entitled to be cast at the meeting by the Common Stock voting group was 6,839,606; the number of votes of the Common Stock voting group indisputably represented at the meeting was 5,347,153; and

  (b)
  the total number of votes cast for the amendment by the Common Stock voting group was 3,066,014, and 594,928 votes were cast against the amendment by the Common Stock voting group.

        DATED this 6th day of June, 1996.

MERIT MEDICAL SYSTEMS, INC., a Utah corporate
By:	/s/ FRED P. LAMPROPOULOS Fred P. Lampropoulos, President and Chief Executive Officer

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  Exhibit 4.4
ARTICLE XII Vote Required to Approve Fundamental Changes